UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2016

MERIDIAN WASTE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

New York	001-13984	13-3832215
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12540 Broadwell Road, Suite 2104
Milton, GA 30004
 (Address of principal executive offices)

(678) 871-7457
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Jeffrey Cosman – Amendment to Employment Agreement

On November 29, 2016, Meridian Waste Solutions, Inc. (the “Company”) and Jeffrey Cosman, the Company’s Chief Executive Officer and Chairman, entered into an Amendment to Employment Agreement (the “Cosman Amendment”), which amends Section 5.04 of that certain Executive Employment Agreement, dated as of March 11, 2016, by and between Mr. Cosman and the Company, to reduce the time period Mr. Cosman will receive severance pay upon the termination of his employment without cause from five (5) years to two (2) years.

Joseph D’Arelli – Employment Agreement

Effective on November 29, 2016, the Board of Directors (the “Board”) of the Company appointed Mr. Joseph D’Arelli as the Chief Financial Officer of the Company. In connection with such appointment, the Company entered into an Executive Employment Agreement, dated November 29, 2016, with Mr. D’Arelli (the “D’Arelli Employment Agreement”). The initial term of the D’Arelli Employment Agreement is twenty-four (24) months and will automatically renew for twelve (12) month periods, unless otherwise terminated pursuant to the terms contained therein. Mr. D’Arelli will receive a base salary of $300,000 and is also eligible for an annual cash incentive bonus in the amount of Fifty Thousand Dollars ($50,000), or such other amount as shall be determined by the Board in accordance with criteria determined by the Board and based on the review and recommendation of the Compensation Committee of the Board. In addition, Mr. D’Arelli will receive an annual equity bonus (in the form of restricted common stock, issued pursuant the Company’s 2016 Equity and Incentive Plan and subject to the restrictions contained therein) equivalent to 0.5% of the value of all acquisitions by the Company or its subsidiaries of substantially all the assets of existing businesses or of controlling interests in existing business entities and equity or debt financings during the preceding year.

The above descriptions of the Cosman Amendment and the D’Arelli Employment Agreement do not purport to be complete and are qualified in their entirety by the full text of the Cosman Amendment and the D’Arelli Employment Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 1.01 is hereby incorporated by reference.

Appointment of Chief Financial Officer

Effective November 29, 2016, the Board approved the appointment of Mr. Joseph D’Arelli as Chief Financial Officer of the Company. Below is a description of Mr. D’Arelli’s professional work experience.

Joseph D’Arelli, age 47, has almost 25 years of experience in public accounting, including partnership and senior management positions. He has extensive experience in auditing public and private companies in such industries as Waste Management, Financial Services. Broker/Dealers. Distribution and Technology Companies. From October 2012 until May of 2016 he was a Partner/Shareholder at D'Arelli Pruzansky, P.A. and is licensed in the states of Florida and New York. He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the states of Florida and New York. Mr. D'Arelli has a Bachelor’s Degree in Accounting from Saint John’s University.

The Board believes that Mr. D’Arelli’s extensive and directly applicable experience within the waste industry makes him ideally qualified to help lead the Company towards continued growth.

Family Relationships

Mr. D’Arelli does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangement

In connection with his appointment as Chief Financial Officer of the Company, Mr. D’Arelli and the Company entered into an Executive Employment Agreement, dated November 29, 2016, pursuant to which Mr. D’Arelli will receive will receive a base salary of $300,000 and is also eligible for an annual cash incentive bonus in the amount of Fifty Thousand Dollars ($50,000), or such other amount determined by the Board. In addition, Mr. D’Arelli will receive an annual equity bonus (in the form of restricted common stock) equivalent to 0.5% of the value of all acquisitions by the Company or its subsidiaries of substantially all the assets of existing businesses or of controlling interests in existing business entities and equity or debt financings during the preceding year.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1*	Amendment to Executive Employment Agreement, dated November 29, 2016, by and between the Company and Jeffrey Cosman.
10.2*	Executive Employment Agreement, dated November 29, 2016, by and between the Company and Joseph D’Arelli.

*filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN WASTE SOLUTIONS, INC.

Date: December 1, 2016	By:	/s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer